Exhibit 99.2

CALUMET GP, LLC

UNAUDITED CONSOLIDATED BALANCE SHEET
September 30, 2007
(in thousands)

Assets
Current assets:
Cash	$104
Accounts Receivable:
Trade, less allowance for doubtful accounts of $782	115,008
Other	2,135

117,143

Inventory	101,380
Prepaid expenses	1,673
Deposits and other current assets	21

Total current assets	220,321
Property, plant and equipment, net	350,751
Other Noncurrent assets	6,090

Total assets	$577,162

Liabilities
Current liabilities:
Accounts payable	$123,468
Accrued salaries, wages, and benefits	4,598
Taxes payable	7,399
Other current liabilities	3,168
Current portion of long-term debt	1,990
Derivative liabilities	41,480
Total current liabilities	182,103
Long-term debt	65,828
Commitments and contingencies
Minority interest	163,197
Total members’ capital	$166,034

Total liabilities and members’ equity	$577,162

See accompanying notes to the consolidated balance sheet.

CALUMET GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEET

1.	Organization

Calumet GP, LLC (the GP) is a Delaware limited liability company formed on September 27, 2005 and is the general partner of Calumet Specialty Products Partners, L.P. (the Partnership). Its sole purpose is to operate the Partnership. The GP is owned by The Heritage Group as well as Fred Fehsenfeld, Jr. and F. William Grube family trusts. The GP owns a two percent general partner interest in the Partnership and manages and operates all of the assets of the Partnership. However, due to the substantive control granted to the GP by the partnership agreement we consolidate our interest in the Partnership. (collectively Calumet or the Company).

Calumet is engaged in the production and marketing of crude oil-based specialty lubricating oils, fuels, solvents and waxes. Calumet owns a refinery located in Princeton, Louisiana, a refinery located in Cotton Valley, Louisiana, a terminal in Burnham, Illinois and a refinery located in Shreveport, Louisiana.

2.	Members Capital

On January 31, 2006, the Partnership completed the initial public offering of its common units and sold 5,699,900 of those units to the underwriters in the initial public offering at a price to the public of $21.50 per common unit. The Partnership also sold a total of 750,100 common units to certain relatives of the chairman of our general partner at a price of $19.995 per common unit. In addition, on February 8, 2006, the Partnership sold an additional 854,985 common units to the underwriters at a price to the public of $21.50 per common unit pursuant to the underwriters’ over-allotment option. Each of these issuances was made pursuant to the Partnership’s Registration Statement on Form S-1 (File No. 333-128880) declared effective by the Securities and Exchange Commission on January 29, 2006. The proceeds received by the Partnership (net of underwriting discounts and structuring fees and before expenses) from the sale of an aggregate of 7,304,985 units were approximately $144,400. The net proceeds were used to: (i) repay indebtedness and accrued interest under the first lien term loan facility in the amount of approximately $125,700, (ii) repay indebtedness under the secured revolving credit facility in the amount of approximately $13,100 and (iii) pay transaction fees and expenses in the amount of approximately $5,600. Underwriting discounts totaled approximately $11,600 (including certain structuring fees paid to certain of the underwriters of approximately $2,400).

On July 5, 2006, the Partnership completed a follow-on public offering of its common units in which it sold 3,300,000 common units to the underwriters of the offering at a price to the public of $32.94 per common unit. This issuance was made pursuant to the Partnership’s Registration Statement on Form S-1 (File No. 333-134993) declared effective by the Securities and Exchange Commission on June 28, 2006. The proceeds received by the Partnership (net of underwriting discounts, commissions and expenses but before its general partner’s capital contribution) from this offering was $103,479. The use of proceeds from the offering was to: (i) repay all of its borrowings under its revolving credit facility, which were approximately $9,243 as of June 30, 2006, (ii) fund the future construction and other start-up costs of the planned expansion project at the Shreveport refinery and (iii) to the extent available, for general partnership purposes. Underwriting discounts totaled $4,620. The general partner contributed $2,218 to retain its 2% general partner interest.

3.	Summary of Significant Accounting Policies

Accounting Change

In September 2006, the FASB issued FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities (the “Position”), which amends certain provisions in the AICPA Industry Audit Guides, Audits of Airlines, and APB Opinion No. 28, Interim Financial Reporting. The Position prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities (turnaround costs) and requires the use of the direct expensing method, built-in overhaul method, or deferral method. The Position is effective for fiscal years beginning after December 15, 2006.

CALUMET GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

Consolidation

The consolidated financial statements include the accounts of the GP, the Partnership and its wholly-owned operating subsidiaries, Calumet Lubricants Co., Limited Partnership, Calumet Sales Company Incorporated and Calumet Shreveport, LLC (“Calumet Shreveport”). Calumet Shreveport’s wholly-owned operating subsidiaries are Calumet Shreveport Fuels, LLC and Calumet Shreveport Lubricants & Waxes, LLC. All intercompany transactions and accounts have been eliminated. Hereafter, the consolidated companies are referred to as the Company.

Use of Estimates

The Company’s financial statements are prepared in conformity with U.S. generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents includes all highly liquid investments with a maturity of three months or less at the time of purchase.

Inventories

The cost of inventories is determined using the last-in, first-out (LIFO) method. Costs include crude oil and other feedstocks, labor, processing costs and refining overhead costs. Inventories are valued at the lower of cost or market value.

Inventories consist of the following:

September 30,
2007

Raw materials	$22,891
Work in process	23,704
Finished goods	54,785

$101,380

The replacement cost of these inventories, based on current market values, would have been $92,104 higher at September 30, 2007.

Accounts Receivable

The Company performs periodic credit evaluations of customers’ financial condition and generally does not require collateral. Receivables are generally due within 30 days for our specialty products segment and 10 days for our fuel products segment. The Company maintains an allowance for doubtful accounts for estimated losses in the collection of accounts receivable. The Company makes estimates regarding the future ability of its customers to

CALUMET GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

make required payments based on historical credit experience and expected future trends.

Property, Plant and Equipment

Property, plant and equipment are stated on the basis of cost. Depreciation is calculated generally on composite groups, using the straight-line method over the estimated useful lives of the respective groups.

Property, plant and equipment, including depreciable lives, consists of the following:

September 30,
2007

Land	$1,168
Buildings and improvements (10 to 40 years)	1,849
Machinery and equipment (10 to 20 years)	178,435
Furniture and fixtures (5 to 10 years)	1,254
Construction-in-progress	219,646

402,352
Less accumulated depreciation	(51,601)

$350,751

Under the composite depreciation method, the cost of partial retirements of a group is charged to accumulated depreciation. However, when there are dispositions of complete groups or significant portions of groups, the cost and related accumulated depreciation are retired, and any gain or loss is reflected in earnings.

During the nine months ended September 30, 2007, the Company incurred approximately $6,807 of interest expense of which approximately $3,333 was capitalized as a component of property, plant and equipment.

Impairment of Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used, including definite-lived intangible assets, when events or circumstances warrant such a review. The carrying value of a long-lived asset to be held and used is considered impaired when the anticipated separately identifiable undiscounted cash flows from such an asset are less than the carrying value of the asset. In that event, a write-down of the asset would be recorded through a charge to operations, based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Long-lived assets to be disposed of other than by sale are considered held and used until disposal.

Revenue Recognition

The Company recognizes revenue on orders received from its customers when there is persuasive evidence of an arrangement with the customer that is supportive of revenue recognition, the customer has made a fixed commitment to purchase the product for a fixed or determinable sales price, collection is reasonably assured under the Company’s normal billing and credit terms, all of the Company’s obligations related to product have been

CALUMET GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

fulfilled and ownership and all risks of loss have been transferred to the buyer, which is upon shipment to the customer.

Income Taxes

The Company, as a partnership, is not liable for income taxes on the earnings of Calumet Specialty Products Partners, L.P. and its wholly-owned subsidiaries Calumet Lubricants Co., Limited Partnership and Calumet Shreveport. However, Calumet Sales Company Incorporated, a wholly-owned subsidiary of the Company, is a corporation and as a result, is liable for income taxes on its earnings. Income taxes on the earnings of the Company, with the exception of Calumet Sales Company Incorporated, are the responsibility of the partners, with earnings of the Company included in partners’ earnings.

Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax bases and financial reporting bases of assets and liabilities and the taxable income allocation requirements under the partnership agreement. Individual unitholders have different investment bases depending upon the timing and price of acquisition of their partnership units. Furthermore, each unitholder’s tax accounting, which is partially dependent upon the unitholder’s tax position, differs from the accounting followed in the consolidated financial statements. Accordingly, the aggregate difference in the basis of net assets for financial and tax reporting purposes cannot be readily determined because information regarding each unitholder’s tax attributes in the partnership is not readily available.

Derivatives

The Company utilizes derivative instruments to minimize its price risk and volatility of cash flows associated with the purchase of crude oil and natural gas, the sale of fuel products and interest payments. In accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which was amended in June 2000 by SFAS No. 138 and in May 2003 by SFAS No. 149 (collectively referred to as “SFAS 133”), the Company recognizes all derivative transactions as either assets or liabilities at fair value on the condensed consolidated balance sheets. To the extent a derivative instrument is designated effective as a cash flow hedge of an exposure to changes in the fair value of a future transaction, the change in fair value of the derivative is deferred in accumulated other comprehensive income (loss), a component of partners’ capital. The Company accounts for certain derivatives hedging purchases of crude oil and natural gas, the sale of gasoline, diesel and jet fuel and the payment of interest as cash flow hedges.

CALUMET GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

The Company assesses, both at inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. The Company’s estimate of the ineffective portion of the hedges for the nine months ended September 30, 2007 were losses of $7,733.

The effective portion of the hedges classified in accumulated other comprehensive income (loss) is ($22,477) as of September 30, 2007 and, absent a change in the fair market value of the underlying transactions, will be reclassified to earnings by December 31, 2012 with balances being recognized as follows:

Accumulated
Other
Comprehensive
Year	Income (Loss)

2007	$5,032
2008	(10,914)
2009	(9,801)
2010	(4,798)
2011	(1,540)
2012	—

Total	$(22,021)

The Company is exposed to credit risk in the event of nonperformance with our counterparties on these derivative transactions. The Company does not expect nonperformance on any derivative contract.

Crude Oil Collar Contracts

The Company utilizes combinations of options to manage crude oil price risk and volatility of cash flows in its specialty products segment. These combinations of options are designated as cash flow hedges of the future purchase of crude oil. The Company’s policy is generally to enter into crude oil derivative contracts for a period no greater than three to six months forward and for 50% to 75% of anticipated crude oil purchases related to its

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NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

specialty products production. At September 30, 2007, the Company had the following derivatives related to crude oil purchases used in specialty products production.

Crude Oil Put/Call			Average	Average	Average	Average
Spread Contracts by			Lower Put	Upper Put	Lower Call	Upper Call
Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)

October 2007	248,000	8,000	$59.06	$69.06	$79.06	$89.06
November 2007	240,000	8,000	$56.86	$66.86	$76.86	$86.86
December 2007	248,000	8,000	$62.85	$72.85	$82.85	$92.85

Totals	736,000
Average price			$59.59	$69.59	$79.59	$89.59

Crude Oil Swap Contracts

The Company utilizes swap contracts to manage crude oil price risk and volatility of cash flows in its fuel products segment. The Company’s policy is generally to enter into crude oil swap contracts for a period no greater than five years forward and for no more than 75% of crude oil purchases used in fuels production. At September 30, 2007, the Company had the following derivatives related to crude oil purchases in its fuel products segment, all of which are designated as hedges.

Crude Oil Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)

Fourth Quarter 2007	1,742,000	18,935	65.51
Calendar Year 2008	8,692,000	23,749	67.20
Calendar Year 2009	8,212,500	22,500	66.26
Calendar Year 2010	7,482,500	20,500	67.27
Calendar Year 2011	2,096,500	5,744	67.70

Totals	28,225,500
Average price			$66.88

Fuels Product Swap Contracts

The Company utilizes swap contracts to manage diesel, gasoline and jet fuel price risk and volatility of cash flows in its fuel products segment. The Company’s policy is generally to enter into diesel and gasoline swap contracts for a period no greater than five years forward and for no more than 75% of forecasted fuels sales.

Diesel Swap Contracts

At September 30, 2007, the Company had the following derivatives related to diesel and jet fuel sales in its fuel products segment, all of which are designated as hedges.

Diesel Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)

Fourth Quarter 2007	1,102,000	11,978	81.36
Calendar Year 2008	5,307,000	14,500	82.11
Calendar Year 2009	4,745,000	13,000	80.51
Calendar Year 2010	4,745,000	13,000	80.41
Calendar Year 2011	1,641,000	4,496	79.93

Totals	17,540,000
Average price			$80.97

Gasoline Swap Contracts

At September 30, 2007, the Company had the following derivatives related to gasoline sales in its fuel products segment, all of which are designated as hedges.

CALUMET GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

Gasoline Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)

Fourth Quarter 2007	640,000	6,957	72.67
Calendar Year 2008	3,385,000	9,249	75.87
Calendar Year 2009	3,467,500	9,500	73.83
Calendar Year 2010	2,737,500	7,500	75.10
Calendar Year 2011	455,500	1,248	74.98

Totals	10,685,500
Average price			$74.78

Natural Gas Swap Contracts

The Company utilizes swap contracts to manage natural gas price risk and volatility of cash flows. These swap contracts are designated as cash flow hedges of the future purchase of natural gas. The Company’s policy is generally to enter into natural gas derivative contracts to hedge approximately 75% or more of its upcoming fall and winter months’ anticipated natural gas requirements. At September 30, 2007, the Company had the following derivatives related to natural gas purchases.

Natural Gas Swap Contracts by Expiration Dates	MMbtu	$/MMbtu

Fourth Quarter 2007	900,000	$8.77
First Quarter 2008	850,000	8.76
Third Quarter 2008	60,000	8.30
Fourth Quarter 2008	90,000	8.30
First Quarter 2009	90,000	8.30

Totals	1,990,000
Average price		$8.71

Interest Rate Swap Contracts

In 2006, the Company entered into a forward swap contract to manage interest rate risk related to its variable rate senior secured first lien term loan. The Company hedges the interest payments related to 85% of its future term loan indebtedness. This swap contract is designated as a cash flow hedge of the future payment of interest with three-month LIBOR fixed at 5.44% per annum. In August 2007, the Company amended its term loan facility and was required to repay approximately $19,000 in term loan borrowings. The interest payments on this facility were being hedged with an interest rate swap. As a result of the change in the forecast, the Company dedesignated this swap from hedge accounting.

Other Noncurrent Assets

Other noncurrent assets at September 30, 2007 includes $2,429 of capitalized turnaround costs associated with the Company’s periodic major maintenance and repairs. The Company capitalizes these costs as incurred amortizes the cost on a straight-line basis over the life of the turnaround. This amount is net of accumulated amortization of $xxx at September 30, 2007.

Other noncurrent assets September 30, 2007 include $1,429 of deferred debt issuance costs, which are being amortized on a straight-line basis over the life of the related debt instruments. This amount is net of accumulated amortization of $4,212.

Other noncurrent assets also include $224 at September 30, 2007 of intangible assets, net of accumulated amortization, purchased to facilitate the sales of horticultural spray oil products. These intangible assets are being amortized on a straight-line basis, over an estimated useful life of five years. Accumulated amortization on these

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NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

intangible assets was $2,051 at September 30, 2007. Amortization for the remaining three months of 2007 and for fiscal year 2008 will be $114 and $110, respectively.

New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (the “Interpretation”), an interpretation of FASB Statement No. 109. The Interpretation clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement methodology for the financial statement recognition and measurement of a tax position to be taken or expected to be taken in a tax return. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company adopted the Interpretation on January 1, 2007. The adoption had no effect on the Company’s financial position, results of operations or cash flow. Interest and penalties related to income taxes, if any, would be recorded in income tax expense on the unaudited condensed consolidated statements of operations. The Company had no unrecognized tax benefits as of September 30, 2007 and December 31, 2006. The Company’s income taxes generally remain subject to examination by major tax jurisdictions for a period of three years.

In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, which amends certain provisions in the AICPA Industry Audit Guides, Audits of Airlines, and APB Opinion No. 28, Interim Financial Reporting (the “Position”). The Position prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities (turnaround costs) and requires the use of the direct expensing method, built-in overhaul method, or deferral method. The Position is effective for fiscal years beginning after December 15, 2006.

The Company adopted the Position on January 1, 2007 and began using the deferral method to account for turnaround costs. Under this method, actual costs of an overhaul are capitalized as incurred and amortized to cost of sales until the next overhaul date. Prior to the adoption of this standard, the Company accrued for such overhaul costs in advance and recorded the charge to cost of sales. As a result of the adoption of the Position, the Company has adjusted prior periods to account for turnaround costs as capitalized costs, recorded in other noncurrent assets on the consolidated balance sheets, in lieu of accrued turnaround costs. The cumulative effect of the adoption of the Position on prior periods was to increase partners’ capital by $3,318 as of January 1, 2005.

In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 157, Fair Value Measurements (the “Statement”). The Statement applies to assets and liabilities required or permitted to be measured at fair value under other accounting pronouncements. The Statement defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements about fair value, but does not provide guidance whether assets and liabilities are required or permitted to be measured at fair value. The Statement is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that this Statement will have a material effect on its financial position, results of operations or cash flows.

In June 2006, the FASB issued Emerging Issues Task Force (“EITF”) No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That is, Gross versus Net Presentation). The scope of EITF No. 06-3 includes any tax assessed by a governmental authority that is imposed concurrent with or subsequent to a revenue-producing transaction between a seller and a customer. For taxes within the scope of this EITF that are significant in amount, the consensus requires the following disclosures: (i) the accounting policy elected for these taxes and (ii) the amount of the taxes reflected gross in the income statement on an interim and annual basis for all periods presented. The disclosure of those taxes can be provided on an aggregate basis. This EITF is effective for the first interim reporting period beginning after December 15, 2006. The Company adopted the EITF on January 1, 2007. The Company presents excise taxes related to its fuel product sales on a net basis and has no other taxes subject to the scope of this EITF.

CALUMET GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

In April 2007, the FASB issued FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (the “Position”), which amends certain aspects of FASB Interpretation Number 39, Offsetting of Amounts Related to Certain Contracts. The Position permits companies to offset fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement. The Position is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that the Position will have a material effect on its financial position, results of operations, or cash flow.

4.	Shreveport Refinery Expansion

The Company commenced an expansion project at its Shreveport refinery during the second quarter of 2006. Through September 30, 2007, the Company had incurred capital expenditures of $192,000 (including capitalized interest of $5,000 related to the expansion project, which is recorded to construction-in-progress, a component of property, plant and equipment. Total capital expenditures incurred for this expansion project includes leased components for certain refinery operating units that meet certain capital lease criteria of $3,537.

Management has estimated that the Company will incur approximately $28,000 of additional capital expenditures in 2007 and 2008 related to the expansion project. Management estimates that the project will be substantially complete in the fourth quarter of 2007 with production ramping up in the first quarter of 2008. Management estimates the total cost of the Shreveport refinery expansion project will be approximately $220,000, an increase of $20,000 from the prior estimate.

5.	Commitments and Contingencies

Leases

The Company has various operating leases for the use of land, storage tanks, compressor stations, rail cars, equipment, precious metals, operating unit catalyst and office facilities that extend through August 2015. Renewal options are available on certain of these leases in which the Company is the lessee. Rent expense for the nine months ended September 30, 2007 was $7,283.

As of September 30, 2007, the Company had estimated minimum commitments for the payment of rentals under leases which, at inception, had a noncancelable term of more than one year, as follows:

Year	Commitment

Fourth Quarter 2007	$3,426
Calendar Year 2008	9,551
Calendar Year 2009	8,279
Calendar Year 2010	7,036
Calendar Year 2011	5,293
Thereafter	9,413

Total	$42,998

Effective March 1, 2005, the Company entered into a crude purchase contract with a supplier that contains minimum annual purchase requirements. To the extent the Company does not meet this requirement, it would be required to pay $0.25 per barrel on the difference between the minimum purchase requirement and the actual purchases. Since inception of the contract, the Company has taken delivery of all minimum requirements. As of

CALUMET GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

September 30, 2007, the estimated minimum purchase requirements under this contract and other crude purchase contracts were as follows:

Year	Commitment

Fourth Quarter 2007	$192,811
Calendar Year 2008	63,157
Calendar Year 2009	—
Calendar Year 2010	—
Calendar Year 2011	—
Thereafter	—

Total	$255,968

Contingencies

From time to time, the Company is a party to certain claims and litigation incidental to its business, including claims made by various taxing and regulatory authorities, such as the Louisiana Department of Environmental Quality (“LDEQ”), Environmental Protection Agency (“EPA”), Internal Revenue Service (“IRS”) and Occupational Safety and Health Administration (“OSHA”), as the result of audits or reviews of the Company’s business. Management is of the opinion that the ultimate resolution of any known claims, either individually or in the aggregate, will not have a material adverse impact on the Company’s financial position, results of operations or cash flow.

Environmental

The Company operates crude oil and specialty hydrocarbon refining and terminal operations, which are subject to stringent and complex federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations can impair the Company’s operations that affect the environment in many ways, such as requiring the acquisition of permits to conduct regulated activities; restricting the manner in which the Company can release materials into the environment; requiring remedial activities or capital expenditures to mitigate pollution from former or current operations; and imposing substantial liabilities for pollution resulting from its operations. Certain environmental laws impose joint and several, strict liability for costs required to remediate and restore sites where petroleum hydrocarbons, wastes, or other materials have been released or disposed.

Failure to comply with environmental laws and regulations may result in the triggering of administrative, civil and criminal measures, including the assessment of monetary penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or prohibiting some or all of the Company’s operations. On occasion, the Company receives notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable environmental laws and regulations. In particular, the LDEQ has proposed penalties totaling $191 and supplemental projects for the following alleged violations: (i) a May 2001 notification received by the Cotton Valley refinery from the LDEQ regarding several alleged violations of various air emission regulations, as identified in the course of the Company’s Leak Detection and Repair program, and also for failure to submit various reports related to the facility’s air emissions; (ii) a December 2002 notification received by the Company’s Cotton Valley refinery from the LDEQ regarding alleged violations for excess emissions, as identified in the LDEQ’s file review of the Cotton Valley refinery; and (iii) a December 2004 notification received by the Cotton Valley refinery from the LDEQ regarding alleged violations for the construction of a multi-tower pad and associated pump pads without a permit issued by the agency. The Company is currently in settlement negotiations with the LDEQ to resolve these matters, as well as a number of similar matters at the Princeton refinery, for which no penalty has yet been proposed. The Company anticipates that any penalties that may be assessed due to the alleged violations at its Princeton refinery as well as the aforementioned penalties related to the Cotton Valley refinery will be consolidated in a settlement agreement that the Company anticipates executing with the LDEQ in connection with the agency’s “Small Refinery and Single Site Refinery Initiative” described below.

CALUMET GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

The Company has recently entered into discussions on a voluntary basis with the LDEQ regarding the Company’s participation in that agency’s “Small Refinery and Single Site Refinery Initiative”. This state initiative is patterned after the EPA’s “National Petroleum Refinery Initiative”, which is a coordinated, integrated compliance and enforcement strategy to address federal Clean Air Act compliance issues at the nation’s largest petroleum refineries. The Company expects that the LDEQ’s primary focus under the state initiative will be on four compliance and enforcement concerns: (i) Prevention of Significant Deterioration/New Source Review; (ii) New Source Performance Standards for fuel gas combustion devices, including flares, heaters and boilers; (iii) Leak Detection and Repair requirements; and (iv) Benzene Waste Operations National Emission Standards for Hazardous Air Pollutants. The Company is only in the beginning stages of discussion with the LDEQ and, consequently, while no significant compliance and enforcement expenditures have been requested as a result of the Company’s discussions, the Company anticipates that it will ultimately be required to make emissions reductions requiring capital investments between an aggregate of $1,000 and $3,000 over a three to five year period at the Company’s three Louisiana refineries.

Voluntary remediation of subsurface contamination is in process at each of the Company’s refinery sites. The remedial projects are being overseen by the appropriate state agencies. Based on current investigative and remedial activities, the Company believes that the groundwater contamination at these refineries can be controlled or remedied without having a material adverse effect on its financial condition. However, such costs are often unpredictable and, therefore, there can be no assurance that the future costs will not become material.

The Company is indemnified by Shell Oil Company, as successor to Pennzoil-Quaker State Company and Atlas Processing Company, for specified environmental liabilities arising from the operations of the Shreveport refinery prior to the Company’s acquisition of the facility. The indemnity is unlimited in amount and duration, but requires the Company to contribute up to $1,000 of the first $5,000 of indemnified costs for certain of the specified environmental liabilities.

On December 27, 2006, the LDEQ approved the Company’s application for a modification of its air emissions permit for the Shreveport refinery expansion. The Company was required to obtain approval of this modified air emissions permit from the LDEQ prior to commencing construction of the expansion activities. Upon receipt of the permit approval from the LDEQ, the Company commenced construction of the Shreveport refinery expansion project. The approval granted by the LDEQ for the Company’s application for a modified air quality permit was challenged by an individual on her own behalf and on behalf of a neighborhood group and was subsequently voluntarily dismissed on July 11, 2007.

Standby Letters of Credit

The Company has agreements with various financial institutions for standby letters of credit, which have been issued to domestic vendors. As of September 30, 2007, the Company had outstanding standby letters of credit of $66,282 under its senior secured revolving credit facility. The Company also had a $50,000 letter of credit outstanding under the senior secured first lien letter of credit facility for its fuel products hedging program, which bears interest at 3.50%.

8.	Fair Value of Financial Instruments

Our financial instruments, which require fair value disclosure, consist primarily of cash and cash equivalents, accounts receivable, financial derivatives, accounts payable and indebtedness. The carrying value of cash and cash

CALUMET GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values, due to the short maturity of these instruments. Derivative instruments are reported in the accompanying consolidated financial statements at fair value in accordance with SFAS No. 133. Based upon borrowing rates available to the Company for long-term debt with similar terms and the same remaining maturities, the fair value of long-term debt approximates carrying value at September 30, 2007. In addition, based upon fees charged for similar agreements, the face values of outstanding standby letters of credit approximate their fair value at September 30, 2007.

9.	Unit-Based Compensation

Our general partner adopted a Long-Term Incentive Plan (the “Plan”) on January 24, 2006 for its employees, consultants and directors and its affiliates who perform services for us. The Plan provides for the grant of restricted units, phantom units, unit options and substitute awards and, with respect to unit options and phantom units, the grant of distribution equivalent rights (“DERs”). Subject to adjustment for certain events, an aggregate of 783,960 common units may be delivered pursuant to awards under the Plan. Units withheld to satisfy our general partner’s tax withholding obligations are available for delivery pursuant to other awards. The Plan is administered by the compensation committee of our general partner’s board of directors.

On November 17, 2006, non-employee directors of the GP were granted phantom units under the terms of the Plan as part of their director compensation package related to fiscal year 2006. These phantom units have a four year service period, beginning on January 1, with one quarter of the phantom units vesting annually on each December 31 of the vesting period. Although full ownership of the common units related to the vesting of such phantom units does not transfer to the recipients until the phantom units vest, the recipients have DERs on these phantom units from the date of grant. The Company uses the market price of its units on the grant date to calculate the fair value and related compensation cost of the units. The Company amortizes this compensation cost to partners’ capital and selling general and administrative expense on the consolidated statement of operations using the straight-line method over the four year vesting period, as we expect these units to fully vest.

A summary of the Company’s nonvested units as of September 30, 2007, and the changes during the nine months ended September 30, 2007, are presented below:

		Weighted-
		Average
		Grant Date
Nonvested Phantom Units	Grant	Fair Value

Nonvested at January 1, 2007	5,472	$33.63
Granted	—	—
Vested	—	—
Forfeited	—	—

Nonvested at September 30, 2007	5,472	$33.63

For the nine months ended September 30, 2007, compensation expense of $46 was recognized in the consolidated statements of operations related to vested unit grants. As of September 30, 2007, there was a total of $138 of unrecognized compensation costs related to nonvested unit grants. These costs are expected to be recognized over a weighted-average period of three years.

10.	Employee Benefit Plan

The Partnership has a defined contribution plan administered by one of its limited partners. All full-time employees who have completed at least one hour of service are eligible to participate in the plan. Participants are allowed to contribute 0% to 100% of their pre-tax earnings to the plan, subject to government imposed limitations. The Partnership matches 100% of each 1% contribution by the participant up to 3% and 50% of each additional 1% contribution up to 5% for a maximum contribution by the Company of 4% per participant. The Company’s

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NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

matching contribution was $655 for the nine months ended September 30, 2007. The plan also includes a profit-sharing component. Contributions under the profit-sharing component are determined by the Board of Directors of GP, are discretionary and are paid out in the following year. The Company expects to contribute $650 in 2008 related to the Partnership’s profit sharing for the nine months ended September 30, 2007.

11.	Transactions with Related Parties

During the nine months ended September 30, 2007, the Company had sales to related parties of $3,149. Trade accounts and other receivables from related parties at September 30, 2007 were $148. The Company also had purchases from related parties during the nine months ended September 30, 2007 of $1,197. Accounts payable to related parties at September 30, 2007 were $1,400.

A limited partner provides certain administrative and accounting services to the Company for an annual fee. Such services include, but are not necessarily limited to, advice and assistance concerning aspects of the operation, planning, and human resources of the Company. Fees for the nine months ended September 30, 2007 were $227.

The Company participates in a self-insurance program for medical benefits with a limited partner and several other related companies. In connection with this program, contributions are made to a voluntary employees’ benefit association (VEBA) trust. Contributions made by the Company to the VEBA for the nine months ended September 30, 2007 totaled $876.

The Company has placed a portion of its insurance underwriting requirements, including general liability, automobile liability, excess liability, workers’ compensation as well as directors’ and officers’ liability with a commercial insurance brokerage business. A member of the board of directors of our general partner serves as an executive of this commercial insurance brokerage company. The total premiums paid to this company by Calumet for the nine months ended September 30, 2007 were approximately $692.

The Company participates in a self-insurance program for workers’ compensation with a limited partner and several other related companies. In connection with this program, contributions are made to the limited partner. Contributions made by the Company to the limited partner for the nine months ended September 30, 2007 totaled $62.

The Company participates in a self-insurance program for general liability with a limited partner and several related companies. In connection with this program, contributions are made to the limited partner. Contributions made by the Company to the limited partner for the nine months ended September 30, 2007 totaled $480.

12.	Subsequent Events

On October 8, 2007, the Company declared a quarterly cash distribution of $0.63 per unit on all outstanding units, or $19,850, for the three months ended September 30, 2007. The distribution will be paid on November 14, 2007 to unitholders of record as of the close of business on November 2, 2007. This quarterly distribution of $0.63 per unit equates to $2.52 per unit on an annualized basis.

On October 19, 2007, Calumet entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with ConocoPhillips Company (“ConocoPhillips”) and M.E. Zukerman Specialty Oil Corporation (“Zukerman”, and collectively, the “Sellers”) to acquire Penreco, a Texas general partnership, which manufactures a wide variety of specialty petroleum products, for an aggregate purchase price of $240 million, subject to customary purchase price adjustments including a working capital adjustment.

Penreco, which had sales of approximately $432,000 in 2006, manufactures and markets highly refined products and specialty solvents, including white mineral oils, petrolatums, natural petroleum sulfonates, cable-filling compounds, refrigeration oils, compressor lubricants and gelled products. The acquisition includes plants in Karns City, Pennsylvania and Dickinson, Texas. The transaction is expected to close in the fourth quarter of 2007, subject to customary closing conditions and regulatory approval. There can be no assurance that all of the conditions to

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NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

closing the acquisition will be satisfied. Calumet has a commitment in place, subject to certain conditions, which would allow Calumet to fully finance the acquisition with borrowings under a secured credit facility. Calumet intends to finance the acquisition with a combination of borrowings under this new credit facility and through the issuance of common units. Calumet’s obligation to close the acquisition is not conditioned on the receipt of financing.